News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Ian Chadsey, Manager, Investor Relations (905) 238-3904 Email: investor.relations@tlcvision.com

TLCVision Achieves Record Profitability of

$0.61 per share in 2004

St. Louis, Missouri, March 7, 2005: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced its financial results for the three and twelve month periods ended December 31, 2004. All dollar amounts are expressed in U.S. currency and results are reported in accordance with U.S. generally accepted accounting principles (U.S. GAAP) unless otherwise noted.

2004 Highlights

•	Revenues improved 24% year-over-year, to $242.2 million

•	Net income increased $53.1 million this year and generated EPS of $0.61 compared to a loss of ($0.15) per share in 2003

o2004 includes a favorable impact from OccuLogix IPO participation

•	Cash position rose 179%, year-over-year, to $84.5 million

•	$144 million after consolidating OccuLogix’s cash balance of $60 million

Revenue

Revenues for the 4th quarter and the year increased as a result of higher refractive procedure volumes, growing custom mix and continued strong performance from the other healthcare services segment.

Full year total revenues for 2004 increased 24% to $242.2 million from $195.7 million in 2003. Total revenues for the 4th quarter 2004 rose 15% to $55.7 million compared to $48.5 million for the same period a year ago.

For the full year, refractive revenues were up 21% to $177.4 million. Refractive revenues for the 4th quarter 2004 increased 13% to $39.2 million compared to $34.7 million in 2003.

Other healthcare revenues continued to demonstrate steady growth of 19% for the 4th quarter year-over-year comparisons and an increase of 31% for the full year. This was led by ambulatory surgery center (ASC) business revenues which increased 84% over 2003 levels, due to additional investments in surgery centers combined with higher surgical volume. Overall, revenues from other healthcare services generated 27% of total net revenues compared to 25% in the 2003 twelve-month period.

Earnings

TLCVision experienced record earnings for the quarter and the year which is attributable to refractive and cataract procedure volume increases, higher gross margins and the contribution from the Company’s participation in the initial public offering of OccuLogix Inc. in December 2004.

Net income increased $53.1 million for the year to realize $43.7 million or $0.61 per share. For the same twelve month period in 2003, TLCVision recorded a net loss of ($9.4 million) or ($0.15) per share. Net income rose $29 million in the 4th quarter to achieve $26.1 million or $0.36 per share. TLCVision reported a net loss of ($2.9 million) or ($0.04) per share for the same period a year ago. Without the impact from our age-related macular degeneration (AMD) business segment, earnings per share reached $0.29 for the year compared to a loss of ($0.11) for 2003, and $0.02 for the 4th quarter compared to a loss of ($0.03) for the same period last year.

“This has been an outstanding year for the Company as we achieved record earning results and all of our business segments grew at an impressive rate,” commented Jim Wachtman, President and Chief Executive Officer. “TLCVision is now well positioned to grow the business for the long term with strong financials, extensive geographic coverage and a disciplined operating system.”

Other Refractive Operating Metrics

Volume: The 4th quarter refractive procedure volumes from the same store centers business increased 12.6% year-over-year, which out-performed the estimated industry average of 11.5%. Total paid laser procedures increased to 42,200 compared to 38,600 in the same period a year ago. Overall procedures grew 9.3% and access procedures were up by 5.2%. The procedure volume mix in Q4-04 was 60% centers and 40% access.

For the full year, 196,000 refractive procedures were performed, which is 11.5% higher than the 2003 results. The centers business procedure volume grew 18.3% for the year, on a same store basis, and out-performed the industry average of 16.7%.

CustomLASIK: Higher pricing and gross margins associated with CustomLASIK procedures continue to support TLCVision’s strong operating performance. CustomLASIK procedures represented approximately 58% of Q4-04 center volumes, up from 55% in the prior quarter and 43% in the same period in 2003.

Margins: Refractive gross profit margins, for 2004, increased 5.6% to 29.4% due to higher refractive volume and improved custom and centers mix. Refractive margins, in the 4th quarter, increased 3.6% to 23.3%.

Cash

The Company ended the twelve-month period in a strong financial position with cash and short-term investments totaling $84.5 million on December 31, 2004, 179% higher than the level in 2003. With consolidation of OccuLogix’s cash position, TLCVision’s cash balance totaled $144.5 million.

Operating cash flow per share, fully diluted, for the full year increased significantly to $0.50 compared to $0.07 in 2003. For the 4th quarter, operating cash flow per share rose 212% to $0.09 from $0.03 in the same prior year period.

Q1 2005 Financial Outlook

For Q1-05, based on preliminary financial analysis, the Company expects to report net earnings per fully diluted share in an approximate range of $0.13-$0.15, excluding the impact of the AMD business. The Company expects operating cash flow per share to be in the range of $0.14-$0.16. Actual Q1-05 results could vary and will be announced in early May.

Full Year 2005 Operating Metrics

For full year 2005, the Company expects to achieve the following growth trends and target ranges, before considering the impact of the AMD business:

•	Refractive Procedure Growth:

•	Industry: 6.2%-8.5%

•	Centers: 8-10%

•	Access: flat to low single digits

•	Refractive Seasonality: Follows historical trends, Q1 is highest volume and decreases each sequential quarter

•	Custom: 65-70% in Centers business by end of 2005

•	Revenue Growth in Other Heathcare Services: 20% to 25%

•	Operating Expenses: $3.5-$4.0 million additional spend, due principally to additional marketing, staffing and $1.4 million of stock option expense in the last half of 2005

•	Operating Cash Flow: Continued cash generation well in excess of earnings

Conference Call

TLCVision is pleased to invite all interested parties to participate in a conference call during which these results will be discussed. The call will be held today, March 7, at 5:15 p.m. Eastern Time at 1-800-443-6324. The call will also be broadcast live and archived on the Company’s web site at www.tlcv.com under the “Webcasts” link in the Investor Relations section. In addition, the live web cast will be available at various other popular portals and financial web sites.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality care. We maintain leading positions in Refractive, Cataract and Optometric Services markets, plus the AMD market through our significant ownership in OccuLogix, Inc (NASDAQ: RHEO, TSX: RHE). The key drivers of TLCVision‘s strategy are our affiliated network of over 13,000 eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by strong financial performance, a culture of operational excellence and an experienced management team.. The Company’s common shares trade on the NASDAQ National Market under the symbol ‘TLCV’ and on the Toronto Stock Exchange under the symbol ‘TLC’. More information about the Company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.

TLC VISION CORPORATION
CONSOLIDATED STATEMENTS OF
OPERATIONS (UNAUDITED)
(In thousands except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED
			DECEMBER 31,
	2004	2003	2004	2003
Revenues {r}
Refractive {r}
Centers	$30,563	$27,960	136,730	$110,052

Access	8,676	6,703	40,659	36,140

Other healthcare services	16,476	13,881	64,806	49,488

Total revenues	55,715	48,544	242,195	195,680

Cost of revenues {r}
Refractive {r}
Centers	23,438	22,627	96,388	86,045

Access	6,646	5,223	28,863	25,424

Other healthcare services	10,751	8,654	40,435	31,836

Total cost of revenues	40,835	36,504	165,686	143,305

Gross margin	14,880	12,040	76,509	52,375

General and administrative	9,675	7,333	33,128	31,688

Marketing	3,706	3,819	13,385	14,094

Amortization of intangibles	1,013	1,670	4,098	6,685

Research and development	—	623	849	1,598

Adjustment to the fair value of investments and long-term receivables	—	11	(1,206)	(206)

Restructuring and other charges	—	320	2,755	2,040

	14,394	13,776	53,009	55,899

Operating income (loss)	486	(1,736)	23,500	(3,524)

Other income and (expense):

Other income, net	26,078	29	26,367	669

Interest expense, net	198	(278)	(663)	(1,364)

Minority interests	(951)	(1,060)	(6,953)	(4,672)

Earnings from equity investments	490	—	2,057	—

Earnings (loss) before income taxes	26,301	(3,045)	44,308	(8,891)

Income tax expense	(206)	119	(600)	(508)

Net income (loss)	$26,095	$(2,926)	$43,708	$(9,399)

Earnings (loss) per share — diluted	$0.36	$0.04	$0.61	$(0.15)

Weighted average number of common shares outstanding — diluted	71,846	66,046	71,088	64,413

COMPONENTS OF NET INCOME:
Consolidated, as reported	$26,095	$(2,926)	$43,708	$(9,399)
Gain from Occulogix IPO	25,792	—	25,792	—
AMD business excluding IPO gain	(783)	(778)	(2,592)	(2,071)

Net income before AMD	$1,086	$(2,148)	$20,508	$(7,328)

EPS BEFORE AMD – DILUTED	$0.02	$(0.03)	$0.29	$(0.11)

TLC VISION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	DECEMBER 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$144,450	$29,580
Short-term investments	—	748
Accounts receivable	17,443	15,617
Prepaid expenses, inventory and other	13,555	11,646

Total current assets	175,448	57,591
Restricted cash	932	1,376
Investments and other assets	10,482	3,102
Goodwill	53,774	48,829
Other intangible assets	18,140	22,959
Fixed assets	46,465	56,891

Total assets	$305,241	$190,748

LIABILITIES
Current liabilities:
Accounts payable	$8,716	$10,627
Accrued liabilities	27,139	25,811
Current maturities of long-term debt	8,664	10,285

Total current liabilities	44,519	46,723
Other long-term liabilities	2,722	2,607
Long-term debt, less current maturities	9,991	19,242
Minority interests	37,222	10,907
STOCKHOLDERS’ EQUITY
Common stock, no par value; unlimited number authorized	458,959	397,878
Option and warrant equity	2,872	8,143
Accumulated deficit	(251,044)	(294,752)

Total stockholders’ equity	210,787	111,269

Total liabilities and stockholders’ equity	$305,241	$190,748

TLC VISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	YEAR ENDED DECEMBER 31,
	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$43,708	$(9,399)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	17,681	22,593
Write-off of investment in research and development arrangements	849	1,598
Minority interests	6,953	4,672
Gain on sale of subsidiary stock	(25,792)	—
Gain on sale of interest in subsidiary	(1,143)	—
Earnings from equity investments	(2,057)	—
Loss (gain) on sale of fixed assets	839	(484)
Non-cash compensation expense	484	125
Adjustment to the fair value of investments and long-term receivables and impairment of fixed assets	(1,206)	(206)
Non-cash restructuring and other costs	—	677
Changes in operating assets and liabilities, net of acquisitions and dispositions
Accounts receivable	(1,449)	(489)
Prepaid expenses, inventory and other current assets	(1,535)	(964)
Accounts payable and accrued liabilities	(1,706)	(13,831)

Cash from operating activities	35,626	4,292

INVESTING ACTIVITIES
Purchases of fixed assets	(5,457)	(4,433)
Proceeds from sale of fixed assets	1,565	578
Proceeds from divestitures of investments and subsidiaries, net of cash	729	221
Distributions and loan payments received from equity investments	2,518	—
Investment in research and development arrangements	(849)	(1,598)
Acquisitions and investments, net of cash acquired	(10,067)	(8,015)
Proceeds from sale of short-term investments	313	809
Other	60	(229)

Cash from investing activities	(11,188)	(12,667)

FINANCING ACTIVITIES
Restricted cash movement	444	2,599
Proceeds from debt financing	—	3,450
Principal payments of debt financing and capital leases	(13,669)	(8,018)
Proceeds from sale of subsidiary stock, net	25,792	—
Distributions to minority interests	(7,216)	(4,901)
Proceeds from issuance of subsidiary stock, net and cash acquired upon reorganization	59,850	—
Proceeds from issuance of common stock	25,231	8,744

Cash from financing activities	90,432	1,874

Net increase (decrease) in cash and cash equivalents during the period	114,870	(6,501)
Cash and cash equivalents, beginning of period	29,580	36,081

Cash and cash equivalents, end of period	$144,450	$29,580

COMPONENTS OF OPERATING CASH FLOW:
Consolidated, as reported	$35,626	$4,292
AMD Business	(2,523)	(2,024)

Operating cash flow before AMD	$38,149	$6,316